UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 6, 2007

Theater Xtreme Entertainment
Group, Inc.
(Exact name of Registrant as specified in its charter)

Florida	000-26845	65-0913583
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

250 Corporate Boulevard, Suites E &F, Newark, Delaware	19702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(302) 455-1334

_________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
◘ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
◘ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
◘ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
◘ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

See the discussion under Item 2.05, Costs Associated With Exit or Disposal Activities.

Item 2.05	Costs Associated With Exit or Disposal Activities

Effective November 6, 2007, Registrant closed two of its five Company-owned retail stores, one in Leesport, Pennsylvania (formerly a franchise store) and one in Newark, Delaware (its first location).  Accordingly, Registrant has eliminated staff at these locations.  Registrant has taken these actions as part of a recently implemented store performance evaluation and cost and expense reduction initiative that was developed in late October, 2007 and is designed to reduce costs and expenses.  This evaluation effort ultimately led to the decision to close underperforming stores and retain those design center stores that the Company believes have better future sales performance profiles.  Registrant is also continuing to evaluate other operating cost-cutting and expense reduction measures in an effort to reduce its monthly cash needs.

Registrant commenced implementation of its store closure and cost and expense reduction plans on November 6, 2007 and expects to continue its implementation of other cost reduction measures and a possible additional store closure through the end of the current calendar year.  The Company will return store inventories to its Newark, Delaware warehouse location.  Furniture fixtures and equipment will also be returned to the Company’s Newark, Delaware warehouse for disposition and sale.  The Company will have a continuing obligation for lease payments to its landlords until such time as it can sublet vacated premises or reach separate understandings with each of its landlords.

Registrant estimates that total charges to be incurred for store closures and the adoption of the other measures described above will amount to between $200,000 and $380,000 comprised mainly of write-down of the net book value of leasehold improvements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Theater Xtreme Entertainment Group, Inc. (Registrant)

November 8, 2007	By:	/s/ Scott R. Oglum
	Name:	Scott R. Oglum
	Title:	Chief Executive Officer